Exhibit 5.1

June 18, 2026

Mobix Labs, Inc.

1 Venture,

Suite 220

Irvine, CA 92618

Re:	Mobix Labs, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling securityholders named therein of up to 3,744,161 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), consisting of up to: (a) 2,000,000 shares issuable to an investor (i) upon the conversion of 2,000 shares of Series A 10% Convertible Preferred Stock and 6,000 shares of Series A 10% Convertible Preferred Stock issuable upon exercise of a Preferred Stock Purchase Warrant (the “Preferred Warrant”), (the shares of Class A Common Stock issuable upon conversion of the Series A 10% Convertible Preferred stock issued and underlying the Preferred Warrant, the “Preferred Shares”), and (ii) shares issuable to an investor in connection with the issuance of the Series A 10% Convertible Preferred Stock (the “Extension Shares”), (b) 1,207,942 shares issued to lenders in satisfaction of outstanding debt (the “Debt Exchange Shares”), (c) 71,267 shares issued in connection with the settlement of litigation (the “Settlement Shares”), and (d) up to 464,952 shares issued as earnout shares in connection with our acquisition of RaGE Systems, Inc. (the “Earnout Shares”).

The Preferred Shares, the Extension Shares, the Debt Exchange Shares, the Settlement Shares, and the Earnout Shares are collectively referred to as the “Securities.”

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered in connection with the issuance of the Securities as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Preferred Shares have been duly authorized, and when issued and delivered upon the valid conversion of the Series A 10% Convertible Preferred Stock in accordance with its Certificate of Designation, the Preferred Shares will be validly issued, fully paid and non-assessable, (ii) the Extension Shares have been duly authorized, and when issued and delivers will be validly issued, fully paid and non-assessable, and (ii) the Debt Exchange Shares, the Settlement Shares, and the Earnout Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP